EXHIBIT 99.1

ALLIED BANCSHARES, INC

Financial Statements

December 31, 2004 and 2003

(with Independent Accountant’s Report thereon)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Allied Bancshares, Inc.

Cumming, Georgia

We have audited the consolidated balance sheets of Allied Bancshares, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income and cash flows for the year ended December 31, 2004 and for the period from June 4, 2003 (inception) to December 31, 2003.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allied Bancshares, Inc. and subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the year ended December 31, 2004 and for the period from June 4, 2003 (inception) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

s/PORTER KEADLE MOORE, LLP

Atlanta, Georgia

March 2, 2005

ALLIED BANCSHARES, INC.  AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2004 AND 2003

	2004	2003
Assets
Cash and due from banks, including reserve requirement of $189,000	$1,490,159	1,507
Federal funds sold	5,122,000	-
Interest-bearing deposits in banks	56,981	-
Total cash and cash equivalents	6,669,140	1,507
Restricted cash	-	4,054,900
Investment securities	3,008,438	-
Other investments	860,292	-
Loans, net	51,768,523	-
Premises and equipment, net	3,555,887	52,984
Accrued interest receivable and other assets	308,256	85,890
Total assets	$66,170,536	4,195,281

Liabilities and Stockholders’ Equity (Deficit)

Liabilities:
Deposits:
Noninterest-bearing demand	$3,436,473	-
Interest bearing demand	16,048,066	-
Savings	122,116	-
Time	33,117,977	-
Total deposits	52,724,632	-
Subscribers’ deposits	-	4,054,900
Line of credit	-	488,196
Accrued interest payable and other liabilities	135,953	7,855
Total liabilities	52,860,585	4,550,951

Commitments

Stockholders’ equity (deficit):
Common stock, $.10 par value, 10,000,000 shares authorized; 1,500,000 shares issued and outstanding in 2004 and 1 share issued and outstanding in 2003	150,000	-
Additional paid-in capital	14,766,668	10
Accumulated deficit	(1,604,106)	(355,680)
Accumulated other comprehensive income	(2,611)	-
Total stockholders’ equity (deficit)	13,309,951	(355,670)
Total liabilities and stockholders’ equity (deficit)	$66,170,536	4,195,281

See accompanying notes to consolidated financial statements.

ALLIED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND FOR THE PERIOD FROM JUNE 4, 2003 (INCEPTION)

TO DECEMBER 31, 2003

	2004	2003
Interest income
Interest and fees on loans	$1,462,153	-
Interest on deposits in other banks	92,633	-
Interest on federal funds sold	43,441	-
Interest on investment securities	46,131	-

Total interest income	1,644,358	-

Interest expense:
Interest bearing deposits	175,579	-
Savings	131	-
Time	308,507	-
Borrowings	6,150	5,627

Total interest expense	490,367	5,627

Net interest income (expense)	1,153,991	(5,627)

Provision for loan losses	655,298	-

Net interest income (expense) after provision for loan losses	498,693	(5,627)

Service charges and other fees	57,318	-

Other expense
Salaries and benefits	1,181,347	227,409
Net occupancy and equipment expense	252,413	31,262
Other operating expenses	370,677	91,382

Total other expense	1,804,437	350,053

Net loss	$(1,248,426)	(355,680)

Basic loss per share	$(.83)	(.24)

Weighted average number of shares	1,500,000	1,500,000

See accompanying notes to consolidated financial statements.

ALLIED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEAR ENDED DECEMBER 31, 2004

AND FOR THE PERIOD FROM JUNE 4, 2003 (INCEPTION)

TO DECEMBER 31, 2003

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Issuance of common stock to organizer	$-	10	-	-	10

Net loss	-	-	(355,680)	-	(355,680)

Balance, December 31, 2003	-	10	(355,680)	-	(355,670)

Redemption of organizer’s share of stock	-	(10)	-	-	(10)

Sales of common stock, net of offering expenses of $83,332	150,000	14,766,668	-	-	14,916,668

Net loss	-	-	(1,248,426)	-	(1,248,426)

Change in unrealized loss on securities available for sale, net of tax	-	-	-	(2,611)	(2,611)

Balance December 31, 2004	$150,000	14,766,668	(1,604,106)	(2,611)	13,309,951

See accompanying notes to consolidated financial statements.

ALLIED BANCSHARES, INC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE YEAR ENDED DECEMBER 31, 2004

AND FOR THE PERIOD FROM JUNE 4, 2003 (INCEPTION)

TO DECEMBER 31, 2003

	2004	2003

Net loss	$(1,248,426)	(355,680)

Other comprehensive loss net of tax: Unrealized losses on investment securities available for sale:
Unrealized losses arising during the period	(4,210)	-
Income tax benefit related to unrealized losses	1,599	-

Other comprehensive loss	(2,611)	-

Comprehensive loss	$(1,251,037)	(355,680)

See accompanying notes to consolidated financial statements.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND FOR THE PERIOD FROM JUNE 4, 2003 (INCEPTION)

TO DECEMBER 31, 2003

	2004	2003
Cash flows from operating activities:
Net loss	$(1,248,426)	(355,680)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	124,660	5,270
Provision for loan loss	655,298	-
Increase in interest receivable	(244,172)	-
Increase in interest payable and other liabilities	137,554)	-
Other operating activities, net	(58,111)	(2,926)
Net cash used in operating activities	(633,197)	(353,336)

Cash flows from investing activities:
Purchases of investment securities	(3,074,570)	-
Purchases of other investments	(860,292)	-
Net increase in loans	(52,423,821)	-
Purchases of premises and equipment	(3,568,689)	(58,254)
Net cash used in investing activities	(59,927,372)	(58,254)

Cash flows from financing activities:
Net increase in deposits	52,724,632	-
Change in line of credit	(488,196)	488,196
Proceeds from sale of common stock	14,999,990	10
Deferred offering expenses	(8,223)	(75,109)
Net cash provided by financing activities	67,228,203	413,097

Net change in cash and cash equivalents	6,667,634	1,507

Cash and cash equivalents at beginning of the year	1,507	-

Cash and cash equivalents at end of year	$6,669,141	1,507

Non-cash investing and financing activities: Change in unrealized loss on securities available for sale, net of tax	$(2,611)	-

Supplemental information: Interest paid	$369,718	3,157

Change in restricted subscribers’ deposits	$(4,054,900)	4,054,900

    See accompanying notes to consolidated financial statements.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Allied Bancshares, Inc. and subsidiary (the “Company”), a bank holding company, owns 100% of the outstanding common stock of the First National Bank of Forsyth County (the “Bank”), a bank operating in Forsyth and Hall counties in Georgia.  All significant inter-company accounts and transactions have been eliminated in consolidation.

During the first and second quarters of 2004, the Company raised $14,916,668, net of offering expenses of $83,332, through the sale of 1,500,000 shares of its $.10 par value common stock at $10.00 per share.  The Company used $10,000,000 of the net proceeds from this public offering to purchase 100% of the outstanding common stock of the Bank.  The organizers of the Bank filed an application to organize the Bank with the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation and upon receiving final approval of the application from both of these regulatory agencies, the Bank opened for business on April 5, 2004.

The Company is subject to regulation under the Bank Holding Company Act of 1956. The Bank is primarily regulated by the Office of the Comptroller of the Currency and undergoes periodic examinations by this regulatory agency.  The consolidated financial statements include the accounts of the Company and the Bank.  All significant inter-company accounts and transactions have been eliminated in consolidation.

Operations from June 4, 2003 (inception) through April 4, 2004 relate primarily to expenditures by the organizers for incorporating and organizing the Company and the Bank. The Company was previously reported on as a development stage corporation.  All expenditures by the organizers are considered expenditures of the Company.

The accounting principles followed by the Company and the Bank, and the methods of applying these principles, conform with accounting principles generally accepted in the United States of America ("GAAP") and to general practices in the banking industry.  In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates.  Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with the realization of deferred tax assets, which are based on future taxable income.

Cash and Cash Equivalents

Cash equivalents include amounts due from banks and federal funds sold.    Generally, federal funds are sold for one-day periods.

Investment Securities

The Company classifies its securities in one of three categories: trading, available-for-sale or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale. At December 31, 2004, all securities are classified as available-for-sale.

Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available-for-sale are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

(1)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Investment Securities, continued

Premiums and discounts are amortized or accreted over the life of the related securities as adjustments to the yield. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Other Investments

Other investments include Federal Reserve Bank stock, Federal Home Loan Bank stock and stock in a closely held bank holding company, which have no readily determinable fair value and are carried at cost.

Loans and Allowance for Loan Losses

Loans are stated at the principal amount outstanding, net of the allowance for loan losses.  Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts that the borrower's financial condition is such that collection of interest is doubtful. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans. Generally, payments on nonaccrual loans are applied to principal.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely.  The allowance represents an amount that in management’s judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectability of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality and review of specific problem loans.  Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses.  Such agencies may require the Bank to recognize additions to the allowance based on judgments different than those of management.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Costs incurred for maintenance and repairs are expensed currently.  Depreciation expense on furniture and equipment is computed over estimated useful lives, which range from three to seven years.  The Bank building will be depreciated over its estimated useful life of 40 years.

Organizational Expenses

Start up costs and expenses associated with organizing the Bank such as regulatory application fees, legal and professional fees, and pre-opening salaries have been expensed in accordance with Statement of Position (SOP) 98-5 issued by the American Institute of Certified Public Accountants.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

(1)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required.  A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized.  In assessing the reliability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

Line of Credit

Organization, offering and pre-opening costs incurred prior to opening for business were funded under a line of credit and from advances payable to the organizers. The line of credit, which was guaranteed by the organizers, and the advances were repaid upon consummation of the stock offering.

Net Earnings (Loss) Per Share

Earnings (loss) per share are based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. The presentation of earnings per share is required on the face of the statement of operations with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants.  Additionally, the reconciliation of the amounts used in the computation of both earnings per share and diluted earnings per share is required. For 2004, the effect of potential common shares outstanding would be anti-dilative, and therefore is not presented.  For 2004 and 2003, net loss per share is calculated by dividing net loss by the number of common shares sold in the initial public offering (1,500,000), which are considered outstanding for all periods presented.

Restricted Subscribers’ Deposits

Restricted cash consists of cash and represents amounts deposited by the Company in connection with its initial offering.  Subscribers’ deposits represented amounts deposited with the Company by potential common stockholders. There were no restricted assets or subscribers’ deposits at December 31, 2004.   Restricted cash at December 31, 2003 was $4,054,900.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

(1)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Stock-Based Compensation

At December 31, 2004, the Company sponsors stock-based compensation plans, which are described more fully in Note 8.  The Company accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations.  No stock-based employee compensation cost is reflected in net earnings, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net earnings if the Company had applied the fair value recognition provisions of Statement of Financing Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation for the year ended December 31, 2004.

2004

Net loss, as reported	$(1,248,426)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(69,861)
Proforma net loss	$(1,318,287)

Net loss per share, as reported	$.83
Proforma net loss per share	$.88

The weighted average grant-date fair value of options granted in 2004 was $349,305. The $3.19 fair value of each option is estimated on the date of grant using the minimum value options-pricing model with the following weighted average assumptions used: dividend yield of 0%, risk-free interest rate of 4% and an expected life of ten years. There were 109,500 options granted in 2004 at $10 per share.  At December 31, 2004, 21,900 options were vested.

Recent Accounting Pronouncements

Meaning of Other-Than-Temporary-Impairment   In March 2004, the Emerging Issues Task Force (“EITF”) issued EITF 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments (“EITF 03-1”).  EITF 03-1 provides guidance for evaluating whether an investment is other-than-temporarily impaired.  The disclosure guidance was effective for other-than-temporary impairment evaluations made in reporting periods beginning after June 15, 2004, whereas the recognition and measurement guidance has been deferred.  The disclosures required by EITF 03-1 are included in Note 2 to the financial statements.  The Bank did not recognize an impairment loss on any investment in 2004.

Share-Based Payment In December 2004, the FASB revised SFAS No. 123 (“SFAS No. 123 (R)“), Share-Based Payment, which requires all share-based payments to employees and directors, including grants of employee stock options, to be recognized in the financial statements based on their fair value.  Pro forma disclosure will no longer be an alternative to financial statement recognition.  For the Company, SFAS No. 123 (R) is effective for periods beginning after January 1, 2006.  The Company is still evaluating the transition provisions allowed by SFAS No. 123 (R) and expects to adopt it in the first quarter of 2006.  Management estimates share based compensation expense to be recorded in 2006 and 2007 to approximate $232,600 each year.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

(2)

INVESTMENT SECURITIES

As of December 31, 2004, the Company’s available-for-sale portfolio consisted entirely of U.S. Agency securities. Investment securities available-for-sale at December 31, 2004 by contractual maturity is as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government Agency securities
Due in less than one year	$ 1,000,643	$-	$ 3,143	$ 997,500
Due from five to ten years	2,012,005	180	1,247	2,010,938

	$ 3,012,648	$ 180	$ 4,390	$ 3,008,438

Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.  There were no sales of securities available-for-sale during 2004. There were no investments pledged at December 31, 2004.

There were no securities in the portfolio as of December 31, 2004 that were in a continuous unrealized loss position greater than twelve months.  The unrealized losses on these debt securities as of December 31, 2004 arose due to changing interest rates and are considered to be temporary. These unrealized losses are considered temporary because the repayment sources of principal and interest are government backed.

(3)

LOANS

Major classifications of loans at December 31, 2004 are summarized as follows:

Commercial, financial and agricultural	$4,453,859
Real estate – construction	18,456,569
Real estate – mortgage	27,531,111
Consumer and other	1,982,282
Total gross loans	52,423,821
Less: Allowance for loan losses	655,298

Net loans	$51,768,523

The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade area of Forsyth and Hall counties in Georgia.  Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.  There were no non-accrual loans and there were no loans that were considered impaired at December 31, 2004. The Bank provided $655,298 for the year ended December 31, 2004 to the allowance for loan losses for potential problem loans.  The allowance for loan losses is determined based on risk factors inherent in the portfolio.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

(4)

PREMISES AND EQUIPMENT

Major classifications of premises and equipment as of December 31, 2004 are summarized as follows:

Land	$1,096,319
Building	1,691,330
Furniture and equipment	830,976
Total	3,618,625
Less: Accumulated depreciation	(62,738)

Net amount	$3,555,887

Depreciation expense amounted to $62,738 in 2004.

(5)

DEPOSITS

At December 31, 2004, the contractual maturity of time deposits is summarized as follows:

2005	$24,614,405
2006	8,244,748
2007	102,025
2008	156,799

Total	$33,117,977

As of December 31, 2004 time deposits exceeding $100,000 totaled $23,331,451. Brokered time deposits totaled $13,925,093 at December 31, 2004.

(6)

INCOME TAXES

The Company had no income tax expense or benefit for the year ended December 31, 2004, as net operating losses were incurred and financial statement deferred tax benefits remained unrecorded as their realization was heavily dependent on future taxable income.

The future tax consequences of the differences between the financial reporting and tax basis of the Company’s assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets is dependent on future taxable income. As of December 31, 2004, the Company has net operating loss carry forwards totaling approximately $1,600,000 that will begin to expire in 2019 unless previously utilized.

	2004	2003
Deferred income tax assets:
Pre-opening expenses	$196,978	135,157
Allowance for loan losses	138,234	-
Operating loss carryforwards	271,865	-
Unrealized loses on investment securities available for sale	1,599	-
Total gross deferred income tax assets	608,676	135,157
Less: Valuation allowance	(607,077)	(135,157)
Deferred income tax asset	$1,599	-

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

(7)

COMMITMENTS

The Company entered into employment agreements with its President & Chief Executive Officer, Chief Financial Officer, and Chief Lending Officer. These agreements have terms of five years, provide for a base salary, incentive bonuses, and other perquisites commensurate with their employment.

The Bank is currently operating in a leased facility for the Gainesville, Georgia branch.  Monthly rent related to this lease is $5,971.  The lease expires on February 29, 2007. Total rent expense for the year ended December 31, 2004 was $76,622.  Annual lease payments related to the leased facility are approximately $70,000.

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, which totaled $8,362,000 and letters of credit that totaled $264,500 at December 31, 2004. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet.  The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Residential and other real properties, automobiles, savings deposits, accounts receivable, inventory and equipment primarily collateralize the Bank’s loans. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

(8)

EMPLOYEE AND DIRECTOR BENEFIT PLANS

On August 18, 2004, the Board of Directors of the Company approved the 2004 Stock Option Plan, which allows for common stock options to be granted to eligible officers and employees.  Stock options granted under this plan are qualified incentive stock options and will not exceed 200,000.  Options become exercisable as determined by the Board of Directors at the time of grant.  The options granted become vested and exercisable in annual increments of 20% of the total shares beginning December 31, 2004 through December 31, 2008.  Options granted under the plan expire after ten years.  The exercise price for the options granted will be no less than the market price on the day the option is granted, as determined by the Board of Directors.  Options granted under the 2004 Stock Option Plan total 109,500 shares at $10 per share at December 31, 2004 and represent all of the stock options issued to date.

In connection with the Company’s formation and initial offering, the Company issued 287,142 warrants to purchase its common stock to the organizers.  The warrants allow each holder to purchase one additional share of common stock at $10 per share. The warrants are exercisable on each of the three succeeding anniversaries of the date of the close of the initial offering and expire ten years after the date of grant.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

(9)

RELATED PARTY TRANSACTIONS

The Bank conducts transactions with directors and executive officers, including companies in which they have a beneficial interest, in the normal course of business.  It is the Bank’s policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons.

Loans of $541,484 were advanced during 2004, and remain outstanding at December 31, 2004.

The aggregated amounts of deposits of directors and executive officers and their related interests amounted to approximately $1,705,000 at December 31, 2004.

(10)

MISCELLANEOUS OPERATING EXPENSES

Components of other operating expenses, which are greater than 1% of interest income and other operating income of $1,701,677 in 2004 are as follows.  In 2003, the Company did not have interest income or other operating income.

Stationery, printing and reproduction	$42,420
Legal, accounting and consulting	$42,184
Marketing	$37,431
Telecommunications	$22,098
Data processing	$55,647

(11)

REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the state and federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements.  Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices must be met.  The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total Capital (equity capital, allowance for loan loss, and unrealized loss of available for sale securities)  and Tier 1 Capital (equity capital and unrealized loss on available for sale securities) to risk-weighted assets (as defined), and of Tier 1 Capital  to average assets for the quarter ended December 31, 2004.  Management believes that as of December 31, 2004, that the Company and the Bank meet all capital adequacy requirements to which they are subject.  As of December 31, 2004, the most recent notification from the regulators categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

(11)

REGULATORY MATTERS, continued

To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category.

Regulatory Capital Ratios

December 31, 2004

($ in thousands)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Actions Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk Weighted Assets)
Consolidated	$13,968	23.8%	$4,702	8.0%	NA	NA
Bank only	9,681	16.6%	4,662	8.0%	$5,827	10.0%
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	13,313	22.7%	2,351	4.0%	NA	NA
Bank only	9,026	15.5%	2,331	4.0%	3,496	6.0%
Tier 1 Capital (to Average Assets)
Consolidated	13,313	21.4%	2,486	4.0%	NA	NA
Bank only	9,026	14.6%	2,466	4.0%	3,083	5.0%

Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions are based on the level of regulatory classified assets, the prior years' net earnings, and the ratio of equity capital to total assets. The Bank is currently not allowed to pay dividends to the Company until it becomes cumulatively profitable.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

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ALLIED BANCSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

BALANCE SHEETS

FOR THE YEAR ENDED DECEMBER 31, 2004 and 2003

	2004	2003
Assets

Cash and due from banks	$3,786,472	1,507
Restricted cash	-	4,054,900
Investment in subsidiary	9,023,487	-
Other investment	499,992	-
Premises and equipment, net of depreciation	-	52,984
Other assets	-	85,890
Total assets	$13,309,951	4,195,281

Liabilities and Stockholders’ Equity (Deficit)

Subscribers’ deposits	$-	4,054,900
Line of credit	-	488,196
Accrued interest payable and other liabilities	-	7,855
Total liabilities	-	4,550,951

Commitments

Stockholders’ equity (deficit):
Common stock, $.10 par value, 10,000,000 shares authorized; 1,500,000 shares issued and outstanding in 2004 and 1 share issued and outstanding in 2003.	150,000	-
Additional paid-in capital	14,766,668	10
Accumulated deficit	(1,604,106)	(355,680)
Accumulated other comprehensive income	(2,611)	-
Total stockholders’ equity (deficit)	13,309,951	(355,670)
Total liabilities and stockholder’s equity (deficit)	$13,309,951	4,195,281

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

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ALLIED BANCSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION, continued

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND FOR THE PERIOD FROM JUNE 4, 2003 (INCEPTION)

TO DECEMBER 31, 2003

	2004	2003
Interest income	$18,258	-
Interest expense	6,045	5,627
	12,213	(5,627)
Other expense:
Salaries and benefits	179,709	227,409
Net occupancy and equipment expense	34,140	31,262
Other operating expenses	72,887	91,382
Total other expense	286,736	350,053
Loss before equity in undistributed loss of Bank	(274,523)	(355,680)
Equity in undistributed loss of Bank	(973,903)	-
Net loss	$(1,248,426)	(355,680)

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

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ALLIED BANCSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION, continued

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND FOR THE PERIOD FROM JUNE 4, 2003 (INCEPTION)

TO DECEMBER 31, 2003

	2004	2003
Cash flows from operating activities:
Net loss	$(1,248,426)	(355,680)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity in undistributed loss of Bank	973,903	-
Depreciation	-	5,270
Change in other assets and liabilities	55,909	(61,180)
Net cash used in operating activities	(218,614)	(411,590)

Cash flows from investing activities:
Capital infusion into the Bank	(10,000,000)	-
Purchases of other investments	(499,992)	-
Net cash used in investing activities	(10,499,992)	-

Cash flows from financing activities:
Change in line of credit	(488,196)	488,196
Proceeds from sale of common stock	15,000,000	10
Deferred offering expenses	(8,223)	(75,109)
Redemption of organizing share of stock	(10)	-
Net cash provided by financing activities	14,503,571	413,097

Net change in cash and cash equivalents	3,784,965	1,507

Cash and cash equivalents at beginning of the year	1,507	-

Cash and cash equivalents at end of year	$3,786,472	1,507

Non-cash investing and financing activities:
Change in unrealized loss on securities available
for sale, net of tax	$(2,611)	-

Supplemental information: Interest paid	$5,630	3,157
Change in subscribers’ deposits	$(4,054,900)	4,054,900